AMENDMENT NO. 1 TO

BYLAWS

OF INVESCO VAN KAMPEN EXCHANGE FUND

Adopted effective August 2, 2013

The Bylaws of Invesco Van Kampen Exchange Fund (the “Trust”), adopted effective December 31, 2007, (the “Bylaws”), are hereby amended as follows:

1. Invesco Van Kampen Exchange Fund is now named Invesco Exchange Fund.

2. All references to Invesco Van Kampen Exchange Fund in the Bylaws are hereby deleted and replaced with Invesco Exchange Fund.